PRIVATE AGREEMENT

     THIS AGREEMENT is made and entered into as of December
31, 1993, by and between IMMUCOR ITALIA, S.r.l., a corporation organized and existing under the laws of the Republic of Italy, with its registered office in Milan, Italy (the "Company"), and DR. GIOACCHINO DE CHIRICO, currently a resident of 273 Spruce Court, Flemington, NJ,
U.S.A. ("Managing Director").

     The quotaholders of the Company have appointed Managing Director to serve as President and as a managing director of the Company, and Managing Director has accepted such appointment. In connection with that appointment, the Company and Managing Director have entered into a Managing Director Agreement, dated the date hereof (the "Managing Director Agreement"), specifying certain aspects of his service to the Company. Given Managing Director's other opportunities to serve as a consultant or managing director to other businesses, he has asked the Company to give him some assurances concerning the length of time he might serve the Company as President and a managing director. Therefore the parties agree as follows.

     1.   Appointment Period.

          1.1. Initial Period. The period of Managing Director's appointment as President and a managing director of the Company (the "Appointment Period") initially shall be for the period beginning the date of this Agreement and ending December 31, 1998, and shall be extended as provided in Section 1.2 below.

          1.2.  Extensions.

               (a)  Subject to subsection (b) below, the
Appointment Period shall be extended one calendar year for each Good Year (defined below); provided, however, the Appointment Period shall be automatically extended under this subsection (a) for one calendar year (1999) regardless of the Company's performance for Fiscal Year 1994 (defined below), and the actual measurement of Net Sales will begin with Fiscal Year 1995.

               (b)  If an Off Year occurs, the Appointment
Period shall become a four-year period (the "Short Period") ending at the end of the fourth full calendar year following the Off Year; provided, however:

               (i)  the Short Period shall be extended one
calendar year for each Good Year ending during the Short
Period; and

               (ii)  if four (4) consecutive Good Years
occur during the Short Period (as extended under subsection
(i) above), then at the end of the Short Period the Appointment Period shall become the period it would have been had no Off Years occurred, and all the provisions of this Section 1 will continue to apply.

               (c)  Notwithstanding anything else in this
Section 1.2, if Managing Director's appointment as President and managing director of the Company is terminated under
Section 5 below, the Appointment Period will not thereafter be further extended.

          1.3.  Definitions.  For purposes of this Section 1:

               (a)  "Fiscal Year" shall mean the 12 month
period beginning June 1 of one year and ending May 31 of the following year, during the Appointment Period, with the Fiscal Year being designated by the year in which it ends.

               (b)  "Good Year" shall mean a Fiscal Year in
which Net Sales increase by at least five percent (5%) over the preceding fiscal year.

               (c)  "Net Sales"  shall mean the Company's
net sales shown on the Company's annual statements of account, as determined in accordance with bookkeeping and accounting principles generally accepted and consistently applied in Italy.

               (d)  "Off Year"  shall mean a Fiscal Year in
which Net Sales fail to increase by at least five percent (5%) over the preceding fiscal year; provided, however, if the only reasons for such failure are unusually large amounts of back orders, the elimination of product lines, or other factors which, in the judgment of the Company's quotaholders, were beyond the control of Managing Director, then such Fiscal Year shall be deemed to be a Good Year.

     2.   Termination.  Managing Director's appointment as
President and a managing director of the Company may terminate in one of the following circumstances.

          2.1.  Termination Without Cause.

               (a)  The Company (or its quotaholders or
Board or Directors, as the case may be) may terminate
Managing Director's appointment without Cause (defined below) at any time upon 90 days' notice to Managing
Director.

               (b)  In the event of a termination under this
Section 2.1, the Company shall pay Managing Director ITL One Hundred Thirty-Five Million (135,000,000 Italian Lire) per year from the date of termination through the end of the Appointment Period (as it may be extended), prorated for periods of less than a full year and payable in equal monthly installments, less withholding for any taxes or other charges required under law to be deducted by the Company.

          2.2.  Voluntary Termination by Managing Director.
Managing Director may voluntarily terminate his appointment at any time upon 90 days' notice to the Company; provided that if Managing Director gives such notice the Company (or its quotaholders or Board of Directors, as the case may be) may terminate Managing Director's appointment at any time after it receives such notice.

          2.3.  Termination For Cause.

               (a)  The Company (or its quotaholders or
Board of Directors, as the case may be) may terminate
Managing Director's appointment for Cause at any time upon written notice to Managing Director, which notice shall specify the basis for the termination.

               (b)  For purposes of this Agreement, "Cause"
shall mean: Managing Director's conviction of a felony, misappropriation of any material funds or property of the Company, or commission of fraud or embezzlement with respect to the Company; Managing Director's acts that clearly harm the Company, or Managing Director's failure to perform his duties as a managing director of the Company which failure clearly harms the Company; Managing Director's breach of any provision of this Agreement or the Managing Director's Agreement which is not cured within 10 days after the Board has notified Managing Director of the breach in writing.

          2.4.  Termination Upon Death.  If Managing
director dies during the Appointment Period, his appointment shall be deemed to have terminated on the date of death.

          2.5. Termination Due To Disability. The Company may terminate Managing Director's appointment at any time upon 90 days' notice in the event of Managing Director's Disability during the Appointment Period. "Disability" means the inability of Managing Director to perform his duties hereunder due to a physical or mental infirmity, which inability exists for 90 or more days during any period of 12 consecutive months.

          2.6. No Further Obligations. Except as may be required under section 2.1(b) above, the Company shall no obligation to pay Managing Director anything after the termination of his appointment. In addition, if termination occurs under Section 2.2 or 2.3 the Company shall be free to pursue any remedies against Managing Director allowed under applicable law.

     3.   Noncompetition.

          3.1  Managing Director's Obligations.  During the
Appointment Period and thereafter for the period of years specified in Section 3.2, Managing Director shall not directly or indirectly:

               (a)  operate, develop or own any interest in
any Competitive Business (except that Managing Director may own 1% or less of the issued and outstanding capital stock of any corporation whose securities are listed on a national list of over-the-counter securities from time to time published in a newspaper or other general publication); or

               (b)  be a managing director of, be employed
by, consult with or otherwise perform any services for any Competitive Business; or

               (c) solicit any customer, client or supplier of the Company to terminate a relationship with the Company or to become a customer, client or supplier of any Competitive Business; or

               (d)  solicit any employee of the Company to
leave their employment with the Company or recommend to any other corporation, societa a responsibilita limitata or other business entity that it employ or solicit for employment any such employee.

          3.2. Period of Obligations. Managing Director shall be bound by the obligations specified in the Section
3.1 for the following time periods:

               (a)  If Managing Director is terminated by
the Company for Cause, Managing Director shall be bound for four years after the end of the Appointment Period.

               (b)  If Managing Director voluntarily
terminates his appointment as President and managing director of the Company, Managing Director shall be bound for four years after the end of the Appointment Period.

               (c)  If Managing Director is terminated by
the Company without Cause, the Company shall have the right to require Managing Director to be bound for up to two (2) years after the end of the Appointment Period, in return for which the Company would pay Managing Director for the time it so requires Managing Director to be bound. If the Company elects to require Managing Director to be so bound, Managing Director shall use his best efforts to secure and maintain a position with another company that would not violate his obligations under Section 6.1. The amount to be paid Managing Director by the Company shall be equal to the difference between the amount the Company would have paid Managing Director under this Agreement had Managing Director not been terminated, and the amount of compensation Managing Director receives from the other company (or would have received from another company by using such best efforts); provided, however, if Managing Director receives from the other company more compensation than the Company would have paid Managing Director under this Agreement, the Company shall not be obligated to pay Managing Director anything under this subsection (c).

          3.3.  Competitive Business.  For purposes of this
Section 3, "Competitive Business" means any corporation, societa a responsibilita limitata or other business entity which is, or any subsidiaries or other affiliates of which are, engaged in any business or activity of a same or similar type as the Company, which handles or otherwise deals in the same or similar products as the Company, and which operates within Italy.

          3.4. Injunctive Relief for Breach. Managing director acknowledges and agrees that: as a result of his service to the Company he will greatly expand his business contacts and influence in Italy and elsewhere, and his career will be enhanced thereby; the terms of this Section 3 are necessary to protect the legitimate interests of the Company; such terms are reasonable and of limited scope and duration; and the Company's remedies at law for the breach of such terms will be inadequate and the Company therefore shall be entitled to injunctive relief for any such breach.

     4.   Miscellaneous.

          4.1. No Employment. Managing Director is not and shall not become an employee of the Company, and the Company shall have no obligation to Managing Director as if he were an employee; and nothing in this Agreement shall be interpreted to mean otherwise.

          4.2. Persons Bound. This Agreement shall be binding upon Managing Director, and Managing Director may not assign to anyone any of his rights or obligations hereunder. This Agreement shall be binding upon the Company and its successors in interest, including without limitation any entity into which the Company may be merged or that acquires all or substantially all of the Company's assets; and the Company may assign any of its rights or obligations hereunder to any subsidiary or other affiliate.

          4.3. Translations. If a copy of this Agreement is translated into another language, the English language version shall continue to be the version binding on the parties.

          4.4.  Integrated Agreement.  This Agreement
constitutes the entire agreement among the parties hereto with regard to the subject matter hereof.

          4.5. Notices. All notices or other communication hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by FAX, by postage prepaid registered or certified mail (return receipt requested), or by another delivery service that provides evidence of delivery, to the following address or FAX number:

If to Managing Director, to:

273 Spruce Court
Flemington, NJ, U.S.A.
FAX:  (____)  ____ - ______


If to the Company, to:                       With a copy to:

20090 Noverasco Di Opera (MI)                Immucor, Inc.
Via Sporting Mirasole, 4                     3130 Gateway Drive
Milano, Italia                               Norcross, GA 30091
Attention:  Claudio Grossi                   Attention: President
FAX:  39-2-576-00378                         FAX:  (404) 242-8930

or to such other address and FAX number as one party may provide in writing to the other party from time to time.

          4.6.  Waivers.  No waiver of any obligation
hereunder or breach thereof shall be effective unless given in writing by the party to be bound by such waiver. The failure of a party not to require strict performance of any obligation of the other party hereunder, or a delay in enforcing such obligation, shall not be construed as a waiver of such obligation. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          4.7. Amendment and Modification. Any amendment or modification of this Agreement must be in a writing signed by both parties.

          4.8.  Offset.  Any amount owed to Managing
Director hereunder may be offset against any amount Managing
Director may owe the Company, its parent or any other affiliate thereof.

          4.9.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the Republic of Italy.

          4.10. Arbitration. Any controversy or claim arising under or related to this Agreement shall be submitted to arbitration in Milan, Italy in accordance with the Regulations of the Chamber of Commerce of Milan, by a panel of three (3) arbitrators chosen in accordance with such Regulations. The arbitration proceedings shall be conducted in the English language. The award of arbitrators shall be final and judgement on the award may be entered in any court of competent jurisdiction.

          4.11.  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

          4.12. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be given any weight in determining the rights and obligations of the parties hereunder.

          4.13. Nondisclosure. The Company and Managing Director acknowledge that the length of time the parties expect Managing Director to be the President and a managing director of the Company is highly sensitive, valuable information, and the Company would be severely harmed if its competitors learned that information. Therefore, the parties agree never to disclose the existence or contents of this Agreement to anyone, unless disclosure is required in connection with arbitration under Section 3.10 above, under court order or to comply with applicable law (as long as Managing Director gives the Company at least 10 days notice before any such disclosure); provided, however, Managing Director may disclose the existence and contents of this Agreement to his family and legal and financial advisors.

     The parties hereto have executed this Agreement as of the date first written above.

                         IMMUCOR ITALIA, S. r. l.

                         By: /s/ Edward L. Gallup
                              Edward L. Gallup
                              Managing Director


                         /s/ Dr. Gioacchino De Chirico
                         Dr. Gioacchino De Chirico